Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST CHESAPEAKE FINANCIAL CORPORATION ENTERS INTO AGREEMENT IN PRINCIPLE TO ACQUIRE ISHIVA BACK OFFICE SERVICES PVT LTD.

Boca Raton, Florida—September 26, 2003—First Chesapeake Financial Corporation (OTC BB:FCFK) today announced that it has entered into an agreement in principle with All American Companies, Inc., First Chesapeake’s majority shareholder, to acquire All American’s wholly-owned subsidiary, First Chesapeake International Services, Inc., a Cayman Islands corporation (“FCIS”), the parent company of iShiva Back Office Services Private Limited, an Indian Corporation, for 25 million shares of First Chesapeake’s post-reverse stock split common stock. When the acquisition is completed, FCIS and its wholly-owned subsidiary, iShiva Back Office Services Private Limited, will become wholly-owned subsidiaries of First Chesapeake.

First Chesapeake believes that this acquisition will enable it to take advantage of India’s offshore high-quality and cost-effective servicing and processing capabilities, which in turn will enable First Chesapeake to expand its existing mortgage banking related business and to diversify into medical billing and transcription services, collection services and telemarketing services.

“As First Chesapeake focuses on future growth, it will require both operational excellence and the availability of quality trained professionals. We plan to pursue opportunities in mortgage banking at a pace that will require a workforce that can support the origination and servicing volumes we anticipate,” said Tony Sharma, CEO for First Chesapeake. Mr. Sharma also stated, “iShiva has a well trained staff that will allow First Chesapeake to concentrate on its core business by enhancing its ability to generate leads, originate and process mortgage loans, and service mortgages both for First Chesapeake and others. iShiva has a commitment to efficient, high-quality processing that matches our own. We believe this relationship will benefit First Chesapeake by enabling us to continue to provide excellent service and support to our operations on a worldwide basis. First Chesapeake will be able to accomplish this while reducing its per loan operating and support costs.” He added that “First Chesapeake will work closely with iShiva to ensure a seamless transition of its business into First Chesapeake’s business.”

iShiva is a provider of back office process outsourcing in medical and financial vertical market segments for itself and other businesses. It provides highly skilled labor comparable to a workforce in the US for back-office processing. iShiva’s business operations are concentrated in three areas:

Mortgage Banking—Servicing, processing, and origination outsourcing

Medical—Medical billing, transcription, scheduling, data entry, customer service and related medical administrative tasks

Financial—credit card, medical, and retail collections; mortgage servicing and processing; investment clearing services; banking transaction processing and data entry

“We at First Chesapeake want to grow our existing business and diversify into other businesses to complete our portfolio of offerings,” said Utpal Dutta, COO for First Chesapeake. “iShiva has a fully operational division for mortgage banking, medical back office services, collections, and telemarketing that will enable First Chesapeake to enjoy cost saving solutions.” He added that, “By undertaking the acquisition of iShiva, First Chesapeake has formed a strategic partnership which will help to mitigate its risks and costs and help ensure success in the future.”

Ravinder Agarwal, Director of iShiva, said, “We are delighted to be part of First Chesapeake’s back office processing and lead generation team. iShiva’s mission is to enable financial service businesses to build operational outsourcing excellence. Our strong emphasis on people, quality processes and scalable platforms, is designed to support companies that have a high volume of data processing and telemarketing needs. Coupled with our proven track record in ensuring personalized service and support through trained resources, we feel this is a very good match. This long-term relationship will help accelerate iShiva’s commitment to growth and excellence through focused delivery.”

First Chesapeake has several directors who are affiliated with All American Companies, Inc. These include Tony Sharma, Chairman and Chief Executive Officer of First Chesapeake, Utpal Dutta, Chief Operating Officer and a director of First Chesapeake, and Donald Vinik, a director of First Chesapeake.

The agreement to acquire FCIS and iShiva was negotiated by a committee of independent directors named by the Board. Mr. Sharma, Mr. Dutta and Mr. Vinik did not take part in the discussions concerning the agreement and they abstained from voting on the agreement. The agreement was approved by a unanimous vote of the remaining First Chesapeake directors.

The agreement is subject to First Chesapeake obtaining a “fairness opinion” from an investment banker hired by the select committee and acceptable to the independent members of the Board of Directors. The agreement is also subject to First Chesapeake obtaining stockholder approval of a one (1) for ten (10) reverse stock split of its common stock and an increase of its authorized shares of common stock to 100,000,000 post-reverse stock split shares, both of which have previously been announced.

First Chesapeake is a provider of financial services in the mortgage banking industry and is engaged in retail and wholesale mortgage banking business.

This release contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through June 30, 2003.

For more information contact Utpal Dutta at (561) 989-2742.